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                                                                    Exhibit 99.1

ICU MEDICAL, INC.


                     ICU MEDICAL, INC. ANNOUNCES COURT ORDER
                         IN PATENT INFRINGEMENT LAWSUIT

         JUNE 24, 2004, SAN CLEMENTE, CALIFORNIA --ICU Medical, Inc., (NASDAQ/NMS:ICUI), a leading low cost manufacturer of safe medical connectors and custom intravenous systems, today announced that the United States Court for the Central District of California on June 24, 2004 ordered Alaris Medical Systems, Inc. to show cause at a hearing set for July 15, 2004 why a preliminary injunction should not issue against it. The Court found "from the arguments, declarations, and other evidence submitted by the parties, and good cause showing that: (1) ICU Medical is likely to succeed on the merits of its patent infringement claim by showing (a) that its U.S. Patent No. 6,682,509 ("the `509 patent") is not invalid, and (b) that Alaris infringes ICU Medical's '509 patent; (2) if a subsequent preliminary injunction does not issue, ICU Medical will suffer irreparable injury before trial of these issues; (3) a balance of the hardships in this case favors ICU Medical; and (4) there is no public interest at jeopardy in this case."

         At the July 15, 2004 hearing, Alaris will have to show cause why Alaris "should not be restrained and enjoined pending trial of this matter from: (1) making, using, selling, or offering to sell Alaris' SmartSite and SmartSite Plus needle-free valves and systems in the United States; or (2) importing Alaris' SmartSite and SmartSite Plus needle-free valves and systems in the United States."

         ICU Medical filed suit against Alaris on June 16, 2004. The lawsuit asserts that Alaris is infringing on the `509 patent in the manufacture and sale of the SmartSite and SmartSite Plus needle-free valves and systems. ICU Medical seeks a preliminary and permanent injunction against Alaris, treble damages, attorneys' fees, costs and expenses. The Court denied the application for a temporary restraining order.

CONTACT:  Francis J. O'Brien
          Chief Financial Officer
          ICU Medical, Inc.
          (949) 366-2183

          John F. Mills
          Managing Director
          Integrated Corporate Relations
          (310) 395-2215